Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS:
Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602
Kelly Hennessy, Pure Communications
(617) 227-0552
EPIX Pharmaceuticals Initiates Phase 2b Program in Alzheimer’s Disease
Company Earns $7.5 Million Milestone From GlaxoSmithKline
LEXINGTON, Mass. — May 5, 2008 — EPIX Pharmaceuticals, Inc. (NASDAQ:EPIX), a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform, today announced that it has begun its Phase 2b program in Alzheimer’s disease through the initiation of a clinical trial of PRX-03140, its novel 5-HT4 agonist, in combination with donepezil (Aricept®).
Under the company’s collaboration agreement with GlaxoSmithKline (GSK), EPIX is entitled to receive a $7.5 million milestone payment from GSK related to the start of the Phase 2b program for PRX-03140 in Alzheimer’s disease. The Phase 2b proof-of-concept program consists of two clinical trials — a six month trial evaluating PRX-03140 in combination with donepezil and a three month trial studying PRX-03140 as monotherapy; the monotherapy trial is expected to begin later in the second quarter.
“This Phase 2b program follows the encouraging results seen in our Phase 2a trial, in which monotherapy treatment with PRX-03140 resulted in a statistically significant change from baseline as well as from placebo on the ADAS-Cog score,” said Michael G. Kauffman, M.D., Ph.D., chief executive officer of EPIX. “While our previous two-week trial was primarily designed to address safety, we were excited by the measurable impact on memory and cognition PRX-03140 had on many of the participating patients. Our data indicate that PRX-03140 stimulates acetylcholine release and production in the brain without the peripheral, dose-limiting side effects commonly seen with cholinesterase inhibitors. There remains a significant unmet need for Alzheimer’s disease drug therapies that will improve symptoms with minimal side effects.”
“We are encouraged by the PRX-03140 data we’ve seen to date, and based upon this, we are pleased to see EPIX begin the Phase 2b program with PRX-03140 in Alzheimer’s disease,” said Hugh Cowley, M.D., head of GSK’s Center of Excellence for External Drug Discovery (CEEDD). “We believe that patients with Alzheimer’s disease may ultimately be treated with combination therapy to manage the progression of the disease and to manage effectively the symptoms of Alzheimer’s disease. As a result, we are evaluating PRX-03140 in a combination trial in concert with donepezil as well as in a monotherapy setting.”

Trial Design
This randomized, double-blind, placebo-controlled trial is designed to evaluate the efficacy of PRX-03140 on cognitive function as measured by the change from baseline in the cognitive component of the Alzheimer’s Disease Assessment Scale (ADAS-Cog) score. The ADAS-Cog endpoint is the current standard for evaluating drug efficacy for cognition in Alzheimer’s disease and is an established and accepted regulatory endpoint. Patients will be randomized to one of three trial arms: placebo, 50 mg/daily of PRX-03140, or 150 mg/daily of PRX-03140. All patients in the trial must be treated with 10 mg of donepezil for at least four months prior to enrollment. The six month trial is expected to enroll approximately 400 adult patients with Alzheimer’s disease. Changes in the Clinician and Caregiver-based Impressions of Change (CIBIC+), measures of behavior and Activities of Daily Living (ADLs) and Neuropsychological Test Battery (NTB) will also be measured. PRX-03140 has been studied in more than 180 subjects to date and previous clinical trials have shown the drug to be well tolerated.
About PRX-03140
PRX-03140 is a novel, oral investigational drug candidate for Alzheimer’s disease. It is selective for the 5-HT4 receptor in the brain and is believed to stimulate both acetylcholine production and release — which enables symptomatic improvement in Alzheimer’s patients — and the alpha-secretase pathway — which may slow Alzheimer’s disease progression. Recent Phase 2a results indicated that patients receiving daily oral 150 mg doses of PRX-03140 as monotherapy for two weeks achieved a mean 3.6 point improvement on the Alzheimer’s Disease Assessment Scale cognitive subscale (ADAS-cog) versus a 0.9 point worsening in patients on placebo (p= 0.021).
In three Phase 1 trials and the Phase 2a trial, with more than 180 patients and healthy subjects, PRX-03140 has been well-tolerated. In a 14-day Phase 1b clinical trial, treatment with PRX-03140 resulted in changes in brain wave activity in Alzheimer’s patients that are consistent with those seen in clinical trials with currently approved drugs for Alzheimer’s disease. In preclinical studies, PRX-03140 has shown to improve cognitive function through increasing levels of acetylcholine, and has led to increased levels of soluble amyloid precursor protein (sAPP) and brain-derived neurotrophic factor (BDNF) in regions of the brain known to be important for memory.
About Alzheimer’s Disease
Alzheimer’s disease is a debilitating neurodegenerative disorder characterized by progressive loss of memory and cognitive function, affecting more than 5 million Americans according to the Alzheimer’s Association, and more than 9 million worldwide according to the Alzheimer’s Disease International Association. The U.S. National Institute of Aging estimates that about 5 percent of the population aged 65-74 and as many as 50 percent of those over age 85 have the disease. Although treatment options are limited, the global market for Alzheimer’s disease drugs is growing, from $4 billion in 2006 to over $5 billion expected in 2010, as estimated by Thomson-Pharma.
About the GSK CEEDD
GlaxoSmithKline is enhancing the way it discovers and develops drugs by creating a small dedicated team who will feed the GSK pipeline through the efforts of its external collaborations.

In essence, the CEEDD (Center of Excellence for External Drug Discovery) will ‘virtualize’ a portion of the GSK pipeline; namely, from Target to Clinical PoC, by forming multiple risk-sharing/reward-sharing alliances.
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform. The company has a pipeline of internally-discovered drug candidates currently in clinical development to treat diseases of the central nervous system and lung conditions. EPIX also has collaborations with leading organizations, including GlaxoSmithKline, Amgen, Cystic Fibrosis Foundation Therapeutics and Bayer Schering Pharma. For more information, please visit the company’s website at www.epixpharma.com.
This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of management. These statements relate to, among other things, our expectations regarding our drug discovery efforts, including the timing of our Phase 2b program with PRX-03140 in Alzheimer’s disease, and the benefits of our collaboration with GlaxoSmithKline. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured; risks relating to our ability to advance the development of product candidates currently in the pipeline or in clinical trials; failure to obtain the financial resources to complete development of product candidates; our inability to further identify, develop and achieve commercial success for new products and technologies; our inability to achieve commercial success for our products and technologies; our failure to comply with regulations relating to our products and product candidates, including FDA requirements; the risk that the FDA may interpret the results of our studies differently than we have; and risks of new, changing and competitive technologies and regulations in the U.S. and internationally. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K.
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